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Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS
THIRD QUARTER 2014 RESULTS

HOUSTON, TEXAS (October 31, 2014) – Furmanite Corporation (NYSE: FRM) today reported results for the three and nine months ended September 30, 2014.

Third Quarter 2014 Results

Revenues for the three months ended September 30, 2014 were $124.1 million, an increase of $24.6 million, or 24.7%, over the $99.5 million reported for the three months ended September 30, 2013. Adjusted operating income for the three months ended September 30, 2014 and 2013 was $3.5 million(A) and $4.5 million,(A) respectively, excluding $1.2 million and $0.1 million, respectively, of incremental costs associated with certain retirement, management transition and integration expenses. Net income for the 2014 third quarter was $1.1 million, or $0.03 per diluted share, compared to $2.1 million, or $0.06 per diluted share, in the 2013 third quarter.

Nine Months Ended September 30, 2014 Results

Revenues for the nine months ended September 30, 2014 were $395.3 million, an increase of $98.4 million, or 33.1%, over the $296.9 million reported for the nine months ended September 30, 2013. Adjusted operating income for the nine months ended September 30, 2014 and 2013 was $14.5 million(A) and $20.2 million,(A) respectively, excluding $1.4 million of incremental costs in the current year and $0.1 million of incremental costs in the prior year, associated with certain retirement, management transition and integration expenses. Net income for the nine months ended September 30, 2014 was $6.6 million, or $0.17 per diluted share, compared to $11.4 million, or $0.30 per diluted share for the nine months ended September 30, 2013.

Foreign currency had favorable impacts on revenues of $1.3 million and $2.7 million for the three and nine months ended September 30, 2014, respectively, as well as operating income for the three and nine months ended September 30, 2014 of $0.3 million and $0.7 million, respectively.

Charles R. Cox, CEO of Furmanite Corporation said, “While we are disappointed with our third quarter financial results, we have continued to make significant progress in strengthening our key work processes and leadership team.” Mr. Cox continued, “Although we encountered unexpected softness in our Americas markets during the third quarter, we expect stronger market conditions through year-end, as well as improved cost efficiencies resulting from the companywide implementation of work process enhancements.”

Joseph Milliron, Furmanite President and COO, added, “While the market strength in the Americas region of our Technical Services segment did not rebound in the short term as expected, the long-term outlook remains strong, and our other operating regions around the world continue to experience increased performance improvements by embracing our Orange Way strategy of working together as one single team.” Mr. Milliron continued, “Asia-Pacific was the last region globally to have our Orange Way process implemented and its year-over-year third quarter results yielded an increase in revenues of 53%, or $4.1 million, as well as increased operating income, which more than doubled compared to the prior-year quarter.”

Mr. Cox concluded, “While we expect solid fourth quarter activity, we do not anticipate achieving our previously issued 2014 revenue or earnings guidance and have adjusted these estimates to reflect our current expectations.”

Financial Position

As of September 30, 2014, the Company’s cash balance was $42.3 million. The Company’s cash balance, along with the $38.7 million of availability under its credit facility, provides the Company liquidity of $81.0 million.

Earnings Guidance

The Company is revising its previously issued 2014 revenue guidance, with annual revenues now expected to be in the range of $535 million to $550 million and 2014 estimated net income available to common shareholders to be in the range of $0.27 to $0.33 per diluted share.

Conference Call Details

In conjunction with the earnings release, Furmanite Corporation will host a conference call with Charles R. Cox (CEO), Joseph E. Milliron (President and COO) and Robert S. Muff (Chief Financial Officer). The call will begin at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Monday, November 3, 2014.

(A) These items are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”) and exclude the impact of 1) incremental compensation expenses pursuant to the provisions of a retirement agreement with a Company executive and 2) direct costs associated with management transition and integration of the Furmanite Technical Solutions division. Management believes that results excluding these charges provide more meaningful and comparable information to analysts and is useful in comparing the operational trends of Furmanite Corporation. A reconciliation to the applicable GAAP measure is included at the end of the press release.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this earnings release and the Company’s Form 10-K as of December 31, 2013 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Revenues	$124,129	$99,523	$395,312	$296,937
Costs and expenses:
Operating costs	94,256	71,851	298,130	206,279
Depreciation and amortization expense	3,168	2,724	9,145	8,232
Selling, general and administrative expense	24,426	20,501	74,936	62,277
Total costs and expenses	121,850	95,076	382,211	276,788

Operating income	2,279	4,447	13,101	20,149
Interest income and other income (expense), net	172	(420)	(432)	(272)
Interest expense	(468)	(377)	(1,362)	(933)
Income before income taxes	1,983	3,650	11,307	18,944
Income tax expense	(921)	(1,530)	(4,722)	(7,499)
Net income	$1,062	$2,120	$6,585	$11,445

Earnings per common share - Basic	$0.03	$0.06	$0.18	$0.31
Earnings per common share - Diluted	$0.03	$0.06	$0.17	$0.30
Adjusted diluted earnings per share[1]	$0.05	$0.06	$0.20	$0.31

Weighted-average number of common and common equivalent shares used in computing earnings per common share:
Basic	37,659	37,431	37,615	37,392
Diluted	37,905	37,715	37,856	37,586

EBITDA[2]	$5,619	$6,751	$21,814	$28,109

__________________

[1]
Adjusted diluted earnings per share presented above is a non-GAAP financial measurement that excludes the impact of 1) incremental compensation expenses pursuant to the provisions of a retirement agreement with a Company executive and 2) direct costs associated with management transition and integration of the Furmanite Technical Solutions division. Management believes that results excluding these charges provide more meaningful and comparable information to analysts and is useful in comparing the operational trends of Furmanite Corporation. A reconciliation to the applicable GAAP measure is included at the end of the press release.

[2]
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) presented above is a non-GAAP financial measurement. The Company believes that investors and other users of the financial statements benefit from the presentation of this non-GAAP measurement because it provides an additional metric to evaluate the Company’s core operating performance by excluding the effects of depreciation and amortization expense, interest expense and income tax expense from net income. A reconciliation of EBITDA to the most directly comparable GAAP measure is included at the end of the press release.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	September 30,	December 31,
	2014	2013

Cash	$42,296	$33,240
Trade receivables, net	105,649	106,853
Inventories, net	41,264	35,443
Other current assets	18,079	21,159
Total current assets	207,288	196,695

Property and equipment, net	52,802	55,347
Other assets	30,249	33,125
Total assets	$290,339	$285,167

Total current liabilities	$63,767	$62,523
Total long-term debt	61,990	63,196
Other liabilities	24,006	25,952
Total stockholders’ equity	140,576	133,496
Total liabilities and stockholders’ equity	$290,339	$285,167

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the Nine Months Ended September 30,
	2014	2013

Net income	$6,585	$11,445

Depreciation, amortization and other non-cash items	10,720	14,418
Working capital changes	(1,362)	(14,657)
Net cash provided by operating activities	15,943	11,206

Capital expenditures	(5,172)	(13,496)
Acquisition of businesses	(265)	(16,695)
Proceeds from sale of assets	17	30
Payments on debt	(916)	(2,180)
Proceeds from issuance of debt	—	20,000
Issuance of common stock	148	332
Other	(214)	(61)
Effect of exchange rate changes on cash	(485)	(623)
Increase (decrease) in cash and cash equivalents	9,056	(1,487)
Cash and cash equivalents at beginning of period	33,240	33,185
Cash and cash equivalents at end of period	$42,296	$31,698

FURMANITE CORPORATION
BUSINESS SEGMENT DATA
(in thousands)
(Unaudited)

	Technical Services	Engineering & Project Solutions	Corporate[1]	Total
Three months ended September 30, 2014
Revenues from external customers	$85,762	$38,367	$—	$124,129
Operating income (loss)[2]	$7,832	$135	$(5,688)	$2,279

Three months ended September 30, 2013
Revenues from external customers	$84,915	$14,608	$—	$99,523
Operating income (loss)[2]	$8,647	$(229)	$(3,971)	$4,447

Nine months ended September 30, 2014
Revenues from external customers	$279,801	$115,511	$—	$395,312
Operating income (loss)[2]	$29,781	$(1,212)	$(15,468)	$13,101

Nine months ended September 30, 2013
Revenues from external customers	$272,622	$24,315	$—	$296,937
Operating income (loss)[2]	$34,983	$(195)	$(14,639)	$20,149

_______________________________

[1]
Corporate represents certain corporate overhead costs, including executive management, strategic planning, treasury, legal, human resources, information technology, accounting and risk management, which are not allocated to reportable segments.

[2]
The Engineering & Project Solutions segment includes approximately $0.3 million and $0.5 million of direct costs associated with management transition and integration of the Furmanite Technical Solutions division for the three and nine months ended September 30, 2014, respectively, and approximately $0.1 million of such costs for both the three and nine months ended September 30, 2013. Corporate includes approximately $0.9 million of incremental compensation expenses pursuant to the provisions of a retirement agreement with a Company executive for both the three and nine months ended September 30, 2014.

FURMANITE CORPORATION
Reconciliation of Non-GAAP Financial Measures
(in thousands, except per share data)

	For the Three Months
	Ended September 30, 2014
	As Reported	Reconciling Items [1]	Non GAAP Basis
Selling, general and administrative expense	$24,426	$(1,184)	$23,242
Operating income	2,279	1,184	3,463
Income before income taxes	1,983	1,184	3,167
Income tax expense	(921)	(474)	(1,395)
Net income	$1,062	$710	$1,772
Adjusted diluted earnings per share	$0.03	$0.02	$0.05

	For the Three Months
	Ended September 30, 2013
	As Reported	Reconciling Items [1]	Non GAAP Basis
Selling, general and administrative expense	$20,501	$(70)	$20,431
Operating income	4,447	70	4,517
Income before income taxes	3,650	70	3,720
Income tax expense	(1,530)	(28)	(1,558)
Net income	$2,120	$42	$2,162
Adjusted diluted earnings per share	$0.06	$—	$0.06

	For the Nine Months
	Ended September 30, 2014
	As Reported	Reconciling Items [1]	Non GAAP Basis
Selling, general and administrative expense	$74,936	$(1,404)	$73,532
Operating income	13,101	1,404	14,505
Income before income taxes	11,307	1,404	12,711
Income tax expense	(4,722)	(562)	(5,284)
Net income	$6,585	$842	$7,427
Adjusted diluted earnings per share	$0.17	$0.03	$0.20

	For the Nine Months
	Ended September 30, 2013
	As Reported	Reconciling Items [1]	Non GAAP Basis
Selling, general and administrative expense	$62,277	$(70)	$62,207
Operating income	20,149	70	20,219
Income before income taxes	18,944	70	19,014
Income tax expense	(7,499)	(28)	(7,527)
Net income	$11,445	$42	$11,487
Adjusted diluted earnings per share	$0.30	$0.01	$0.31
______________________________

[1]
Consists of 1) incremental compensation expenses pursuant to the provisions of a retirement agreement with a Company executive and 2) direct management transition and integration costs of the Furmanite Technical Solutions division, and the related income tax impacts.

FURMANITE CORPORATION
Reconciliation of Non-GAAP Financial Measures (continued)
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Reconciliation of EBITDA to Net income:
EBITDA	$5,619	$6,751	$21,814	$28,109
Less:
Depreciation and amortization expense	(3,168)	(2,724)	(9,145)	(8,232)
Interest expense	(468)	(377)	(1,362)	(933)
Income tax expense	(921)	(1,530)	(4,722)	(7,499)
Net income	$1,062	$2,120	$6,585	$11,445